                                                                    EXHIBIT 10.3




                DATED                                       2001




                          SIMON CHRISTOPHER JAMES ALLSO

                                       AND

                           WARMINSTER SYSTEMS LIMITED

                                       AND

                               THOMAS WING KIN LAM


                         AGREEMENT FOR SALE OF SHARES IN


                                 GRIDLOC LIMITED




                                    FOX HAYES

                               TABLE OF CONTENTS

Subject                                                                                    Page number
Parties                                                                                              3
Definitions                                                                                          3
Share Sale                                                                                           5
Completion                                                                                           6
Warranties and Obligations                                                                           8
General                                                                                             10
Warranties                                                                                          12
   Schedule Warranties                                                                              13
      Ownership of shares                                                                           13
      Corporate Details                                                                             13
      Finance                                                                                       13
      Trading and Contracts                                                                         13
      Assets                                                                                        13
      Disclosures                                                                                   13
Execution page                                                                                      13
Annex Loan Agreement

THIS AGREEMENT is made                                             2001  BETWEEN

the vendor      Simon Christopher James Allso of 2 Cardinal Mews, Vestry Close,
                Andover SP10 3FY, United Kingdom

the purchaser   Warminster Systems Limited of 55 Woodcock Trading Estate,
                Warminster, Wiltshire, BA12 9DX

the guarantor   Thomas Wing Kin Lam c/o Warminster Systems Limited of 55
                Woodcock Trading Estate, Warminster, Wiltshire, BA12 9DX

1.       DEFINITIONS

         In this agreement the following expressions shall have the meanings stated namely

1.1.     ASSOCIATE means

1.1.1.   in relation to an INDIVIDUAL

1.1.1.1. any spouse brother sister parent or other issue

1.1.1.2. any company which is or may be directly or indirectly controlled by any of the foregoing or by any two or more of them

1.1.2.   in relation to a COMPANY

1.1.2.1. any subsidiary or holding company of such company and any subsidiary of any holding company of such company; and 'holding company' bears the meaning given in CA s.736

1.2.     AUDITORS : means the auditors for the time being of the company.

1.3. AUTO-Q SHARES means 1,538,461 restricted shares of common stock in Auto-Q USA

1.4.     AUTO-Q USA means Auto-Q International, Inc. a Delaware company

1.5. BUSINESS DAY : means a day (not being a Saturday and a Sunday) on which banks generally are open for business in the United Kingdom and the Republic of Cyprus

1.6.     CA means Companies Act 1985

1.7. COMPANIES ACTS : CA and previous Companies Acts (within the meaning of CA s735(1)) Companies Consolidation (Consequential Provisions) Act 1985 and Companies Act 1989 and subsequent legislation

1.8. COMPANY : means Gridloc Limited incorporated on 2 March 2001 as a private company limited by shares under the Cyprus Companies Law with number 118653 which has an authorised share capital of 10,000 Cyprus pounds divided into 10,000

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
         shares of 1.00 Cyprus pound each of which 10,000 have been issued

1.9.     COMPLETION : means completion of the transfer of the Gridloc shares

1.10. CONTINGENT LIABILITY : shall not be restricted to an actual liability present or future but shall include any liability liquidated or unliquidated which may arise or fall to be met after completion in consequence wholly or partly of any event occurring or subsisting at or before that date and without prejudice to the generality of this provision shall include any other circumstances which under good accounting practice would be considered to give rise to a contingent liability

1.11. CYPRUS COMPANIES LAW: means the Cyprus Companies Law, Chapter 113 of the Laws of Cyprus

1.12.    DATE FIXED FOR COMPLETION : means ***

1.13. DISCLOSURE LETTER : means the disclosure letter of even date herewith from the vendor to the purchaser and the purchaser to the vendor

1.14. GRIDLOC SHARES: means 2,000 shares of 1.00 Cyprus pound each in Gridloc Limited registered in the name of the vendor

1.15. INDUSTRIAL PROPERTY RIGHTS : means any patent application know-how trade mark trade mark application business name trade name registered design copyright or other similar industrial intellectual or commercial right

1.16. LOAN AGREEMENT : means the loan agreements between the purchaser and the company of 19 June 2001 for L50,000 and of today's date whereby the purchaser loans the company the aggregate sum of L150,000 pounds sterling to be made available to the company on the terms and conditions set out therein

1.17. PURCHASER'S ACCOUNTANTS : means Burgis & Bullock of 2 Chapel Court Holly Walk Leamington Spa CV32 4YS United Kingdom

1.18. PURCHASER'S SOLICITORS : means Fox Hayes of Bank House 150 Roundhay Road Leeds LS8 5LD

1.19. STATEMENT OF ASSETS AND LIABILITIES : means the statement of assets and liabilities as at today prepared for the company and the purchaser by the vendor and Burgis & Bullock, the auditors of the purchaser

1.20.    STATEMENT OF ASSETS AND LIABILITIES DATE : means today

1.21.    SUBSIDIARY : means a subsidiary as defined in CA s.736

1.22.    STOCK : includes work in progress

1.23. THE STOCK EXCHANGE: means The International Stock Exchange of the United Kingdom and The Cyprus Stock Exchange


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
1.24. VENDOR'S SOLICITORS: means Andreas Neocleous & Co of PO Box 50613 Cy-3608 Limassol Cyprus

1.25. WARRANTIES: means all and any of the agreements obligations warranties representations and undertakings of the vendor and purchaser contained in this agreement including the warranties set out in the schedule

2.       SHARE SALE

2.1. The vendor with full title guarantee hereby agrees to transfer the Gridloc shares to the purchaser and the purchaser hereby agrees to accept the Gridloc shares from the vendor free of all options liens charges and encumbrances and together with all rights now or hereafter attaching thereto with effect from the date of this agreement

2.2. The vendor hereby waives any pre-emption rights he may have in relation to any of the Gridloc shares under the articles of association of the company or otherwise

2.3.     The purchase price is:-

2.3.1 the allotment and delivery to the vendor of the Auto-Q shares encumbrance free and credited as fully paid and

2.3.2 the sum of L10,000 pounds sterling per month payable to the vendor or as the vendor shall direct on the first business day of each consecutive month for a period of ten months commencing on 1 August 2001

2.4      The Auto-Q shares shall rank pari passu with the common stock of Auto-Q
         USA

2.5 If prior to settlement of any purchase price instalment as provided for in clause 2.3.2 which may become due to the vendor hereunder the purchaser shall notify the vendor in writing of any prima facie claim or claims in respect of warranties undertakings representations or indemnities on the part of the vendor contained herein the purchaser may set off the aggregate amount claimed by the purchaser in such claim or claims against any subsequent instalments but any such set off in or towards satisfaction of any claim made by the purchaser shall in no way prejudice or affect any other rights or remedies of the purchaser for the purpose of recovering any amount due to the purchaser from the vendor nor, for the avoidance of doubt, shall it prejudice or affect the rights of the vendor to seek recovery of such amounts set off, withheld or not paid by the purchaser pursuant to the purchaser's obligations in this agreement.

2.6 All of the terms and conditions in this agreement which are not fully performed by completion shall survive and remain in full effect beyond completion but any information supplied by the company prior to the date hereof to the vendor or his servants agents or professional advisers in connection with the matters disclosed to the purchaser in relation to the business and affairs of the company shall not be deemed a representation warranty or guarantee of the accuracy thereof by the company to the vendor and the vendor hereby waives any and all claims against the company in respect thereof. This clause 2.6 shall also be read and construed in its entirety, with "completion" being substituted by "allotment of the Auto-Q shares", "company" being substituted by "Auto-Q USA", and "vendor" being substituted by "purchaser" and vice versa

2.7 The vendor hereby agrees with the purchaser that he will not dispose of any of the Auto-Q shares nor create or dispose of or agree to create or dispose of any interest therein to or in favour of any other person until they are allotted to him pursuant to this agreement. For the purpose of this clause the vendor shall be deemed to dispose of a share if he ceases in any circumstances whatsoever to be the absolute beneficial owner thereof free from all liens charges encumbrances or third party rights of any description

2.8 The purchaser guarantees that the average ask price of one Auto Q share quoted on the NASDAQ OTC bulletin board for the 14 days prior to their actual allotment to the vendor of Auto-Q shares will be not less than US $ 1 and if not the purchaser will make up the shortfall in cash

2.9 The purchaser or the vendor shall be entitled to rescind this agreement by notice in writing to the other or the other's solicitors if prior to completion or the allotment of the Auto-Q shares, as the case may be, it appears that any of the warranties is not or was not true and accurate in all respects or if any act or event occurs which had it occurred on or before the date of this agreement would have constituted a breach of any of the warranties or if there is any material breach or non-fulfilment of any of the warranties which (being capable of remedy) is not remedied prior to completion

3        COMPLETION

3.1 Provided that this agreement has not been rescinded by either party the purchase and sale of the Gridloc shares shall be completed on the date fixed for completion at the offices of the vendor's solicitors

3.2 The vendor shall procure that on or before the date fixed for completion:-

3.2.2 A director nominated by the purchaser shall be appointed to the Gridloc board and he will not be removed while the purchaser owns the Gridloc shares

3.2.3 The vendor shall waive any pre-emption rights in respect of the Gridloc shares conferred upon him by the articles of association of the company

3.3      On the date of completion:

3.3.1    the vendor shall deliver to the purchaser:-

         -        Copies of all bank statements

         -        Definitive share certificate(s) for the Gridloc shares

         - Instrument of transfer of the Gridloc shares duly executed by the vendor in favour of the purchaser or as it may direct

         - Any other document required for the purpose of registration of the transfer of ownership of the Gridloc shares with the relevant authorities as may be necessary under applicable law

         -        The loan agreement

         - Written confirmation from the vendor that there are no subsisting guarantees given by the company in his favour and confirmation that the vendor is not indebted to the company or vice versa

3.3.2 the purchaser shall deliver to the vendor's solicitors, in escrow, a blank instrument of transfer of the Gridloc shares duly executed by the purchaser, together with the purchaser's written irrevocable authority to the company to deliver to the vendor's solicitors the definitive share certificate(s) for the Gridloc shares issued to the purchaser, to be held by the vendor's solicitors in escrow.

3.4 The vendor shall join with the purchaser in procuring the registration of the transfer of the Gridloc shares and issue of definitive certificates for these shares to the purchaser or as it may direct

3.5      Subject to:

3.5.1    the vendor having complied with his obligations under this agreement

3.5.2 the condition in clause 1.5 of the loan agreement of today's date being satisfied the purchaser and the guarantor jointly and severally covenant to procure the allotment and delivery of the Auto-Q shares to the vendor encumbrance free and credited as fully paid

3.6 The purchaser shall not be obliged to complete the transfer of any of the Gridloc shares unless the purchase of all the Gridloc shares is completed in accordance with this agreement but may instead rescind this agreement without prejudice to any other remedy it may have.

3.7 Until such time as the vendor may freely dispose of the Auto-Q shares or otherwise create or dispose of any interest in the Auto-Q shares, the purchaser agrees with the vendor that it will not dispose of any of the Gridloc shares to be transferred to it pursuant to this agreement nor create or dispose of or agree to create or dispose of any interest therein to or in favour of any other person. For the purpose of this clause the purchaser shall be deemed to dispose of a share if it ceases in any circumstances whatsoever to be the absolute beneficial owner thereof free from all liens charges encumbrances or third party rights of any description.

3.8 In the event the Auto-Q shares are not fully and effectually allotted and delivered to the vendor or transferred by the guarantor to the vendor encumbrance free and credited fully paid within twelve months after the listing of Auto-Q USA on NASDAQ then :-

3.8.1 the vendor's solicitors shall release from escrow and deliver to the vendor the instrument of transfer of shares and the share certificate(s) referred to in clause 3.3.2

3.8.2 the vendor may complete and put into effect the purchaser's blank executed instrument of transfer of shares and do all other acts things and execute all documents necessary and desirable to effect a retransfer of the Gridloc shares to the vendor

3.8.3 the purchaser shall and shall be deemed to have unconditionally and irrevocably waived and abandoned in favour of the vendor all pre-emption rights under the articles of association of the company and all rights of ownership (legal and beneficial) in and to the Gridloc shares and all claims entitlements interest and receivables in to or deriving from the Gridloc shares

3.8.4 the purchaser shall procure the immediate resignation of all directors appointed by the purchaser to the Gridloc board

3.8.5 the Purchaser irrevocably appoints the vendor as its duly authorised attorney on its behalf and in its name to do all acts and things and execute all documents which the purchaser could do itself to facilitate and materialise the matters set out in this clause 3.8

3.8.6 upon the matters referred to in Clauses 3.8.1 to 3.8.5 taking place the purchaser is released from its obligations under this agreement and in particular the purchaser is not obliged to allot Auto-Q USA shares to the vendor

3.8.7 for the purpose of clause 3.3.2 and this clause 3.8 "purchaser" shall include any third party or parties to whom the legal and/or beneficial ownership of the Gridloc shares are transferred by the vendor at the purchaser's direction

3.9 Until such time as the Auto-Q shares are allotted to the vendor in the terms of this agreement the purchaser waives and abandons all and any entitlements to dividends, distributions, bonuses and other benefits receivable in respect of the Gridloc shares except insofar as the vendor ultimately receives similar benefits in respect of the Auto-Q USA shares duing the same time period


4        WARRANTIES AND OBLIGATIONS

4.1 Where the terms "company" and "vendor" are used in the warranties set out in the schedule following these shall also mean "Auto-Q USA" and the "purchaser", respectively and the warranties accordingly given by the vendor in respect of the company and by the purchaser in respect of Auto-Q USA shall be read and construed accordingly.

4.2 The vendor and purchaser give to each other the warranties set out in the schedule following and undertake with each other that the warranties and representations therein contained are as at the date hereof and shall to the extent mentioned in the schedule be at completion (in the case of the company) and at the allotment of the Auto-Q shares (in the case of Auto-Q USA) true and accurate in all respects and are not to be affected or limited by any previous or other disclosures express or implied to the purchaser the vendor their officers or representatives or professional advisers except as expressly provided in the disclosure letter of even date herewith

4.3 The warranties and other obligations of the vendor and the purchaser under this agreement shall bind the personal representatives and other successors in title and assigns of the vendor and the purchaser respectively and shall not be affected by completion or by either of them rescinding or failing to rescind this agreement or failing to exercise or delaying the exercise of any right or remedy or by any other event or matter except a specific and duly authorised written waiver or release and no single or partial exercise of any right or remedy shall preclude any further or other exercise

4.4 The purchaser and the vendor shall be entitled to treat each obligation (whether a warranty or other obligation) as a condition of this agreement

4.5 Unless expressly indicated to the contrary conditions in this agreement are imposed for the benefit of the purchaser and the vendor and where conditions are for the benefit of a particular party they may be waived by that party . The vendor and the purchaser both undertake that disclosures of qualifications to the above mentioned warranties are so expressed as to ensure that the effect of such disclosures on the purchaser and the vendor respectively is clear. Each warranty which is set out in a separate paragraph or which could be treated as a separate warranty shall be construed as a separate warranty independently of any other to the intent that the rights of the purchaser and the vendor respectively under and the meaning given to any one such warranty shall not be restricted by reference to or the meaning given to any other warranty. There are no other matters which have not been disclosed and which may render the disclosures incomplete inaccurate or misleading

4.6      The vendor warrants to the purchaser that:

4.6.1 the Gridloc shares will at completion constitute 20 per cent of the issued and allotted share capital of the company;

4.6.2 there is and at completion will be no pledge, lien or other encumbrance on, over or affecting the Gridloc shares and there is and at completion will be no agreement or arrangement to give or create any such encumbrance and no claim has been or will be made by any person to be entitled to any of the foregoing;

4.6.3 subject to any approval required by any government authority in Cyprus the vendor will be entitled to transfer the full legal and beneficial ownership of the Gridloc shares to the purchaser on the terms of this agreement without the consent of any third party

5        NON COMPETITION


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
5.1 For the purpose of assuring to the purchaser the full benefit of the business and goodwill of the company the vendor hereby agrees with the purchaser in further consideration of this agreement as separate and independent agreement that he will not:-

5.1.1 at any time before or after completion disclose to any person or himself use for any purpose and shall use his best endeavours to prevent the publication or disclosure of any information concerning this agreement the business accounts or finances of the company or any of its or their clients' or customers' transactions or affairs which may or may have come to his knowledge (except in confidence to his or the company's professional advisers) save where otherwise required by applicable law or where the company may be required to do so by existing or future contractual obligations

5.2 for a period of five years after completion either on his own account or for any other person other than for the company directly or indirectly deal with solicit interfere with or endeavour to entice away from the company for the time being any person who to his knowledge is now or has during the two years preceding today's date been a supplier client customer or employee of or in the habit of dealing with the company and

5.3 for a period of five years after completion without the purchaser's prior written consent (such consent not to be unreasonably withheld or delayed) either alone or jointly with or as manager or agent for any person directly or indirectly carry on or be engaged or concerned or interested

5.3.1 in the area of the universe in the business of vehicle tracking and information systems or

5.3.2 in any other business similar to any business carried on by the company at today's date

5.4 at any time before or after the date of completion directly or indirectly carry on a business similar to any part of the business at present carried on by the company under a title containing the word "gridloc" or any other word colourably resembling the same and he will at all times procure that any company or organisation controlled by him will not carry on any such business under such name or names.

5.5 The vendor records that he considers the above restrictions are reasonable. If any of these restrictions is held not to be valid as going beyond what is reasonable for the protection of the interests of the purchaser but would be valid if part of the wording were deleted or its extent reduced or modified then such restriction shall apply with such modification as may be necessary to make it enforceable


6        GENERAL


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
6.1 The vendor shall procure the passing of such resolutions execute such documents and waivers and generally do everything further required by the purchaser effectively to comply with his obligations under this agreement and to vest the beneficial and legal ownership of the Gridloc shares in the purchaser or as it may direct free from any option lien charge or encumbrance and irrevocably appoints the purchaser as his agent to do all such things on the vendor's behalf

6.2 The purchaser shall procure the passing of such resolutions execute such documents and waivers and generally do everything further required by the vendor effectively to comply with its obligations under this agreement and to vest the beneficial and legal ownership of the Auto-Q shares in the vendor free from any option lien charge or encumbrance and irrevocably appoints the vendor as its agent to do all such things on the purchaser's behalf

6.3 The vendor shall both before and after completion give the purchaser such information relating to the company as the purchaser may reasonably require and shall afford the purchaser such facilities as it may reasonably require to satisfy itself as to the accuracy of the warranties given and representations made by the vendor

6.4 References to statutory provisions shall be construed as references to those provisions as amended or re-enacted (whether with or without modification) or as their application is modified by other provisions (whether before or after the date hereof) from time to time and shall include references to any statutory provision of which they are re-enactments (whether with or without modification)

6.5 This agreement (together with any documents referred to herein) constitutes the whole agreement between the parties and no variation shall be effective unless it is recorded in a document signed by the vendor and the purchaser

6.6 This agreement supersedes any previous agreement between the parties in relation to the acquisition of the Gridloc shares or any of them and the parties acknowledge that no claim shall arise in respect of any agreement so superseded

6.7 Time shall be of the essence of any obligation to be performed by the vendor and the purchaser under this agreement.

6.8 This agreement shall be construed according to and governed by the law of England; the vendor and the purchaser submit to the exclusive jurisdiction of the English courts; and the vendor irrevocably authorises and instructs [nominate english solicitor] and the purchaser irrevocably instructs Fox Hayes of 150 Roundhay Road, Leeds, LS8 5LD to accept service of any proceedings

6.9 The vendor and purchaser record that this agreement has been concluded on the basis that the purchaser and the vendor are relying on the accuracy of the representations by the other party and of the warranties as set out in this agreement and that the vendor or the purchaser as the case may be will either rectify any breach or compensate the other party therefor. No claim by the purchaser and the vendor shall be prejudiced or reduced in consequence of any information relating to the company or Auto-Q USA as the case may be (other than information expressly set out in this agreement) which may before or after the date of this agreement have come to the knowledge of the purchaser or the vendor and it shall not be a defence to any claim against one party that the other knew or ought to have known or had constructive knowledge of any information (other than information expressly set out in this agreement) relating to the circumstances giving rise to such claim

6.10 No notice to either party shall be valid unless a copy thereof shall be given to their respective solicitors

6.11 Any notice required to be given by either party hereto to the other shall be deemed validly served if served on the solicitors mentioned above or such other address as may from time to time be notified for this purpose and any notice so served shall be deemed to have been served 48 hours after the time at which it was posted and in proving such service it shall be sufficient to prove that the notice was properly addressed and posted

6.12 No announcement of any kind shall be made by the vendor or the purchaser in respect of the subject matter of this agreement unless specifically agreed in writing by the other party

6.13 This agreement shall be binding upon each party's successors and assigns and personal representatives (as the case may be)

6.14 All expenses incurred by or on behalf of the parties including all fees of agents representatives solicitors accountants and actuaries employed by any of them in connection with the negotiation preparation or execution of this agreement shall be borne solely by the party who incurred the liability

                                    SCHEDULE

1.       WARRANTIES

1.1.     TAXATION

1.1.1    The company has not incurred liability for taxation.

1.2.     PROPERTY

1.2.1    The company does not own any immovable property.

1.3.     AUTHORITY AND CAPACITY OF VENDOR

1.3.1 The vendor has full power and authority to enter into and perform this agreement which constitutes a binding obligation on the vendor.

1.4.     OWNERSHIP OF GRIDLOC SHARES

1.4.1. The Gridloc shares will at completion constitute 20 per cent of the issued and allotted share capital of the company and will then be fully paid or credited as fully paid

1.4.2. There is not now nor is there any agreement or arrangement to create any pledge lien charge or encumbrance on over or affecting any of the shares of the company and no claim has been made by any person to be entitled to any of the foregoing

1.4.3. The vendor is entitled to sell and transfer to the purchaser the full legal and beneficial ownership of the Gridloc shares free from all liens charges and encumbrances on the terms of this agreement without the consent of any third party save for any necessary approval required by any government authority in Cyprus

1.5.     DETAILS OF THE COMPANY

1.5.1. The information relating to the company is true and complete in all respects

1.5.2.   DIRECTORS AND SHADOW DIRECTORS

1.5.2.1. The board of directors of the company does not exceed 3 directors

1.5.2.2. No person is a shadow director (within the meaning of CA s 741) of the company but is not treated as one of its directors for all the purposes of the Companies Acts

1.5.3.   SUBSIDIARIES ASSOCIATIONS AND BRANCHES

1.5.3.1. The company has not and has not agreed to acquire any share or loan capital of any other company (whether incorporated in the Republic of Cyprus or elsewhere).

1.5.3.2. The company has not outside the Republic of Cyprus any branch agency or place of business or any permanent establishment (as that expression is defined in the relevant double taxation relief orders current at the date of this agreement)

1.5.4.   OPTIONS OVER THE CAPITAL OF THE COMPANY

         Save as provided in this agreement there are no agreements or arrangements in force which call for the present or future issue or allotment of or grant to any person the right (whether conditional or otherwise) to call for the issue allotment or transfer of any share or loan capital of the company (including any option or right of pre-emption or conversion)

1.5.5.   NEW ISSUES OF CAPITAL

         Save as provided in this agreement no share or loan capital has been issued or allotted or agreed to be issued or allotted by the company since the statement of assets and liabilities date

1.5.6.   COMMISSIONS

         No one is entitled to receive from the company any finder's fee brokerage or other commission in connection with the sale and purchase of the Gridloc shares under this agreement

1.5.7.   MEMORANDUM AND ARTICLES OF ASSOCIATION STATUTORY BOOKS AND RESOLUTIONS

1.5.7.1. The copy of the memorandum and articles of association of the company attached to the disclosure letter is accurate and complete in all respects and has embodied in it or annexed to it a copy of every such resolution as is referred to in section 137 of the Cyprus Companies Law

1.5.7.2. The register of members and other statutory books of the company have been properly kept and contain an accurate and complete record of the matters with which they should deal

1.5.7.3. No notice or allegation that any of the foregoing is incorrect or should be rectified has been received

1.5.7.4. Since the statement of assets and liabilities date no alteration has been made to the memorandum or articles of association of the company and no resolution of any kind of the company has been passed and pending completion no such resolution shall be passed without the prior written consent of the purchaser

1.5.8.   DOCUMENTS FILED

1.5.8.1. All returns particulars resolutions and documents required by the Cyprus Companies Law or any other legislation to be filed with the registrar of Cyprus companies or any other authority in respect of the company have been duly filed within statutory time limits and were correct; and due compliance has been made with all the provisions of the Cyprus Companies Law and other legal requirements in connection with the formation of the company the allotment or issue of shares debentures and other securities the payment of dividends and the conduct of its business

1.5.8.2. All charges in favour of the company have (if appropriate) been registered in accordance with the provisions of section 90 et seq. of the Cyprus Companies Law

1.5.9.   POSSESSION OF DOCUMENTS

         All title deeds relating to the assets of the company and an executed copy of all agreements to which the company is a party and the original copies of all other documents which are owned by or which ought to be in the possession of the company are in the possession of the company or its advisors

1.5.10.  INVESTIGATIONS

         There are not pending or in existence any investigations or enquiries by or on behalf of any governmental or other body in respect of the affairs of the company

1.5.11.  INFORMATION DISCLOSED TO PURCHASER CORRECT

1.5.11.1. All information given by the vendor and the purchaser or their respective professional advisors to the other party relating to the business activities affairs or assets or liabilities of that party was when given and is now accurate and comprehensive in all respects

1.5.11.2. There are no material facts or circumstances in relation to the assets business or financial condition of the company or the purchaser which have not been fully and fairly disclosed in writing to the other party or its professional advisors and which if disclosed might reasonably have been expected to affect the decision of the purchaser or the vendor to enter into this agreement

1.5.11.3. The company has not at any time purchased or redeemed or repaid any share capital or given any financial assistance in connection with any such acquisition of share capital as would fall within section 53 of the Cyprus Companies Law

1.6.     ACCOUNTS

1.6.1    The company has not prepared any accounts

1.7.     FINANCE

1.7.1.   CAPITAL COMMITMENT

         The company has not made or agreed to make any capital expenditure or incurred or agreed to incur any capital commitments nor has it disposed of or realised any capital assets or any interest therein otherwise than may have been incurred in the ordinary course of its business.

1.7.2.   DIVIDENDS AND DISTRIBUTIONS

1.7.2.1  The company has not declared a dividend or other distribution

1.7.3.   BANK AND OTHER BORROWINGS

1.7.3.1. Full details of all limits on and other terms and conditions of the company bank overdraft facilities are accurately set out in the disclosure letter

1.7.3.2. The total amount borrowed by the company from its bankers does not exceed its respective overdraft facilities

1.7.3.3. The total amount borrowed by the company (as determined in accordance with the provisions of the relevant instrument) does not exceed any limitation on its borrowing powers contained in its articles of association or in any debenture or other deed or document binding upon it

1.7.3.4. The company has not outstanding nor has agreed to create or issue any loan capital; nor has it factored any of its debts or engaged in financing of a type which would not require to be shown or reflected in the last accounts or borrowed any money which it has not repaid save for borrowings not exceeding the amounts shown in the last accounts

1.7.3.5. The company has not since the last accounts date repaid or become liable to repay any loan or indebtedness in advance of its stated maturity

1.7.3.6. The company has not received notice (whether formal or informal) from any lenders of money to any group company requiring repayment thereof or intimating the enforcement by any such lender of any security which it may hold over any assets of any group company; and there are no circumstances likely to give rise to any such notice

1.7.4.   LOANS BY AND DEBTS DUE TO THE COMPANY

         The company has not lent any money which has not been repaid to it or owns the benefit of any debt (whether or not due for payment) other than debts which have arisen in the ordinary course of its business; and the company has not made any loan or quasi-loan contrary to the Cyprus Companies Law

1.7.5.   LIABILITIES

         There are no liabilities (including contingent liabilities) which are outstanding on the part of the company other than those liabilities disclosed in the statement of assets and liabilities or incurred in the ordinary and proper course of trading since the statement of assets and liabilities date.

1.7.6.   BANK ACCOUNTS

1.7.6.1. A statement of the bank accounts of the company and of the credit or debit balances thereon has been supplied to the purchaser

1.7.6.2. Since such statement there have been no payments out of any such accounts and the balances on current accounts are not substantially different from the balances shown on such statements

1.7.7.    WORKING CAPITAL

          Having regard to existing bank and other facilities the company has sufficient working capital for the purposes of continuing to carry on its business in its present form and at its present level of turnover for the period of three months after completion and the purposes of executing carrying out and fulfilling in accordance with their terms all orders projects and contractual obligations which are binding upon the company and remain outstanding

1.7.8.    GOVERNMENT GRANTS

1.7.8.1. The company has not applied for or received any grant subsidy or financial assistance from any government department or agency or any local or other authority

1.7.8.2. The company has not done or omitted to do any act or thing which could result in all or any part of any investment grant employment subsidy or other similar payment made or due to be made to it becoming repayable or being forfeited or withheld in whole or in part

1.8.      TRADING AND CONTRACTS

1.8.1.    CHANGES IN BUSINESS ACTIVITIES AND FINANCIAL POSITION SINCE
          INCORPORATION

1.8.1.1   Since incorporation

1.8.1.1.1 the business of the company has been continued in the ordinary and normal course;

1.8.1.1.2 there has been no deterioration in either the turnover or the financial or trading position or prospects of the company

1.8.1.1.3 the company has not by doing or omitting to do anything prejudiced its goodwill;

1.8.1.1.4 no part of the business of the company has been affected by any abnormal factor not affecting similar businesses to a like extent;

1.8.1.1.5 the company has paid its creditors in accordance with their respective credit terms; and there are no amounts owing by the company which have been due for more than six weeks

1.8.1.1.6 no transaction of any material importance has been entered into by the company which if it had taken place prior to the preparation of a set of accounts would have required to be disclosed or reflected in the accounts

1.8.1.1. The trading prospects of the company have not been adversely affected as a result of any event or circumstance

1.8.2.   VENDOR'S OTHER INTERESTS AND LIABILITIES TO THE COMPANY

1.8.2.1. The vendor and his associates do not have any rights or interests directly or indirectly in any businesses other than those now carried on by the company which are or are likely to be or become competitive with the businesses of the company save as registered holder or beneficial owner of any class of securities of any company which is listed on the stock exchange or dealt in on the unlisted securities market and in respect of which the vendor with his associates holds and is beneficially interested in less than 5 per cent of any single class of the securities in that company

1.8.2.2. There is no outstanding indebtedness of the vendor or his associates to the company

1.8.3.   EFFECT OF SALE OF GRIDLOC SHARES

1.8.3.1. Compliance with the terms of this agreement does not and will not:

1.8.3.2. conflict with or result in the breach of or constitute a default under any of the terms conditions or provisions of any agreement or instrument to which the company is a party or any provision of the memorandum or articles of association of the company or any encumbrance lease contract order judgment award injunction regulation or other restriction or obligation of any kind or character by which or to which any asset of the company is bound or subject;

1.8.3.3 relieve any person from any obligation to the company (whether contractual or otherwise) or enable any person to determine any such obligation or any right or benefit enjoyed by the company or to exercise any right whether under an agreement with or otherwise in respect of the company;

1.8.3.4 result in the creation imposition crystallisation or enforcement of any encumbrance whatsoever on any of the assets of the company;

1.8.3.5 result in any present or future indebtedness of the company becoming due or capable of being declared due and payable prior to its stated maturity

1.8.4    JOINT VENTURES AND PARTNERSHIPS

         The company is not nor has agreed to become a member of any joint venture consortium partnership or other unincorporated association; and the company has not agreed to become a party to any agreement or arrangement for sharing commissions or other income

1.8.5    AGREEMENTS RELATING TO THE MANAGEMENT AND BUSINESS

         There are no arrangements or understandings (whether legally enforceable or not) between the company and any person who is a shareholder or the beneficial owner of any interest in such company or in any company in which the company is interested or any associate of any such person relating to the management of the company its business or the appointment or removal of directors of the company or the ownership or transfer of ownership or the letting of any of the assets of the company or the provision supply or purchase of finance goods services or other facilities to by or from the company or otherwise howsoever relating to its affairs

1.8.6    AGENCY AGREEMENTS AND AGREEMENTS RESTRICTING BUSINESS

1.8.6.1 The company is not a party to any agency distributorship marketing purchasing manufacturing or licensing agreement or arrangement or any restrictive trading or other agreement or arrangement pursuant to which any part of its business is carried on or which in any way restricts its freedom to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit

1.8.6.2 The company is not a party to any undertaking or assurances given to any court or governmental agency which is still in force

1.8.7    LITIGATION DISPUTES AND WINDING UP

1.8.7.1 The company is not engaged in any litigation arbitration or tribunal proceedings as plaintiff or defendant; there are no such proceedings pending or threatened or any disputes either by or against the company; and there are no circumstances which are likely to give rise to any litigation arbitration or tribunal proceedings

1.8.7.2 There is no dispute with any revenue or other official department in the Republic of Cyprus or elsewhere in relation to the affairs of the company nor has there been any since the company's incorporation and there are no facts which may give rise to any such dispute

1.8.7.3 No order has been made or petition presented or resolution passed for the winding-up of the company; nor has any distress execution or other process been levied in respect of the company which remains undischarged; nor is there any unfulfilled or unsatisfied judgment or court order outstanding against the company

1.8.8    COMPLIANCE WITH STATUTES

1.8.8.1 The company has not and none of its officers agents or employees (during the course of their duties in relation to the company) has committed or omitted to do any act or thing the commission or omission of which is or could be in contravention of any act order regulation or the like (whether of the Republic of Cyprus or elsewhere) giving rise to any fine penalty default proceedings or other liability on the part of the company

1.8.8.2 The company has conducted and is conducting its business in all respects in accordance with all applicable laws and regulations whether of the Republic of Cyprus or elsewhere

1.8.8.3 The company has not carried on nor carries on (nor has at any time when not an authorised person under chapter III Financial Services Act 1986 carried on) investment business in the United Kingdom within the meaning of the Financial Services Act 1986 s 1

1.8.9    DOCUMENTS STAMPED

         All documents which in any way affect the right title or interest of the company in or to any of its property undertaking or assets or to which the company is a party and which attract stamp duty have been duly stamped within the requisite period for stamping

1.8.10   BUSINESS NAMES

         The company does not use a name for any purpose other than its full corporate name

1.8.11   TRANSACTIONS INVOLVING DIRECTORS

         The company has not been a party to any transaction to which any of the provisions of sections 181 et seq. of the Cyprus Companies Law may apply

1.8.12   POWER OF ATTORNEY AND AUTHORITY

1.8.12.1 No power of attorney has been given by the company

1.8.12.2 There are not outstanding any authorities (express or implied) by which any person may enter into any contract or commitment to do anything on behalf of the company

1.8.13   LICENCES AND CONSENTS

1.8.13.1 The company has obtained all necessary licences and consents from any person authority or body for the proper carrying on of its business and all such licences and consents are valid and subsisting

1.8.13.2 The company is not in breach of any of the terms or conditions of any such licences or consents; and there are no factors that might in any way prejudice the continuation or renewal of any of such licences or consents

1.8.14   SUBSISTING CONTRACTS

1.8.14.1 The disclosure letter contains accurate particulars of all the contracts and other engagements whether written or oral to which the company is a party at the date of this agreement

1.8.14.2 The company is not a party to any contract transaction arrangement or liability which:

1.8.14.2.1 is of an unusual or abnormal nature or outside the ordinary and proper course of business;

1.8.14.2.2 is of a loss-making nature (that is known to be likely to result in a loss to the company on completion of performance);

1.8.14.2.3 cannot readily be fulfilled or performed by the company on time without undue or unusual expenditure of money effort or personnel;

1.8.14.2.4 involves payment by the company by reference to fluctuations in the index of retail prices or any other index or in the rate of exchange for any currency;

1.8.14.2.5 involves an aggregate outstanding expenditure by the company of more than L1,000 sterling

1.8.14.2.6 is a contract for hire or rent hire purchase or purchase by way of credit sale or periodical payment;

1.8.14.2.7 involves or is likely to involve obligations or liabilities which by reason of their nature or magnitude ought reasonably to be made known to an intending purchaser of the Gridloc shares

1.8.15     DEFAULTS UNDER AGREEMENTS BY THE COMPANY

1.8.15.1   The company is not nor will it with the lapse of time become:

1.8.15.1.1 in default under any agreement or covenant to which it is a party or in respect of any other obligations or restrictions binding upon it;

1.8.15.1.2 in default under any obligations existing by reason of membership of any association or body;

1.8.15.1.3 liable in respect of any representation or warranty (whether express or implied) or any matter giving rise to a duty of care on the part of the company

1.8.15.2 No threat or claim of default under any agreement instrument or arrangement to which the company is a party has been made and is outstanding against the company; and there is nothing whereby any such agreement instrument or arrangement may be prematurely terminated or rescinded by any other party or whereby the terms thereof may be worsened

1.8.16     OTHER PARTIES' DEFAULTS

           No party to any agreement with or under an obligation to the company is in default thereunder being a default which would be material in the context of the financial or trading position of the company; and there are no circumstances likely to give rise to such a default

1.8.17   OUTSTANDING OFFERS

         No offer tender or the like is outstanding which is capable of being converted into an obligation of the company by acceptance or other act of some other person firm or company

1.8.18   DEFECTIVE PRODUCTS

         The company has not manufactured sold or supplied products which are or were or will become in any material respect faulty or defective or which do not comply in any material respect with any warranties or representations expressly or impliedly made by the company or with all applicable regulations standards and requirements in respect thereof

1.8.19   GUARANTEES AND INDEMNITIES

         There is not now outstanding in respect of the company or the vendor any guarantee or agreement for indemnity or for suretyship given by or for the accommodation of the company

1.8.20   INSIDER CONTRACTS

1.8.20.1 There is not outstanding and there has not at any time since the company's incorporation been outstanding any contract or arrangement to which the company is a party and which the vendor or any associate of his or any director of the company or any associate of any such director is or has been interested whether directly or indirectly

1.8.20.2 The company is not a party to nor have its profits or financial position since the company's incorporation been affected by any contract or arrangement which is not of an entirely arm's-length nature

1.8.21   MANAGEMENT REPORTS

         There have been no reports concerning the company by financial or management consultants since the company's incorporation

1.8.22   POLLUTION

         The company has complied and has adequate facilities to continue to comply with all legislation relating to the disposal of industrial effluent and has no liability in respect of contaminative land

1.8.23   RESIDUAL LIABILITY UNDER LEASES

         The company has no residual liability under leases

1.9      EMPLOYMENT

1.9.1 The company has no employees and there are no claims by former employees against the company

1.10     ASSETS

1.10.1   OWNERSHIP OF ASSETS

1.10.1.1 The company owned at the statement of assets and liabilities date and had good and marketable title to and (except for current assets subsequently sold or realised in the ordinary course of business) still owns and has good and marketable title to all the assets included in the statement of assets and liabilities and to all assets acquired since the statement of assets and liabilities date and not subsequently sold or realised as aforesaid.

1.10.1.2 The company has not created or granted or agreed to create or grant any security interest or other encumbrances in respect of any of the fixed assets included in the statement of assets and liabilities or acquired or agreed to be acquired since the statement of assets and liabilities date save in the ordinary course of its business.

1.10.1.3 Save as described in the statement of assets and liabilities none of the property assets undertaking or goodwill of the company is subject to any option charge lien or encumbrance or any agreement or commitment to give or create any of the foregoing and the same are the sole unencumbered absolute property of such company.

1.10.2   ASSETS SUFFICIENT FOR THE BUSINESS

1.10.2.1 The assets owned by the company together with any assets held under the agreements listed in the disclosure letter comprise all assets necessary for the continuation of the business of such company as now carried on.

1.10.2.2 The fixed assets are materially the same as those held at the statement of assets and liabilities date.

1.10.3   RETENTION OF TITLE

         The company has not purchased any stock goods or materials from any of its suppliers on terms that property in it does not pass until full payment is made or all indebtedness discharged.

1.10.4   INDUSTRIAL PROPERTY RIGHTS AND TRADE SECRETS

1.10.4.1 All industrial property rights used or required by the company in connection with its business are in full force and effect and are vested in and beneficially owned by the company.

1.10.4.2 The company is the sole beneficial owners of the industrial property rights listed in the disclosure letter and (where registration is possible) the company has been and is registered as proprietor and each of such rights is valid and enforceable and none of them is being used claimed opposed or attacked by any other person.

1.10.4.3 No right or licence has been granted to any person by the company to use in any manner or to do anything which would or might otherwise infringe any of the said industrial property rights; and no act has been done or omission permitted by the company whereby they or any of them have ceased or might cease to be valid and enforceable.

1.10.4.4 The business of the company (and of any licensee under a licence granted by the company) as carried on as at the date hereof does not and is not likely to infringe any industrial property right of any other person (or would not do so if the same were valid) or give rise to a liability to pay compensation pursuant to Patents Act 1977 ss 40 and 41 and all licences to the company in respect of any such protection are in full force and effect.

1.10.4.5 The company has not (save in the ordinary and normal course of business) disclosed or permitted to be disclosed or undertaken or arranged to disclose to any person other than the purchaser any of its know-how trade secrets confidential information price lists or lists of customers or suppliers.

1.10.4.6 Nothing has been done or omitted by the company which would enable any licensee under a licence granted by the company to be terminated or which in any way constitutes a breach of the terms of any such licence.

1.10.5   PROPERTY

         The company does not own and has never owned any freehold or leasehold property

1.11     DISCLOSURES

         The disclosures contained in any disclosure letter are accurate in all respects and fully clearly and accurately disclose every matter to which they relate and the warranties which are affected; and there are no other matters which have not been disclosed and which may render such disclosures incomplete inaccurate or misleading.

                                 SIGNATURE PAGE

                                       OF

                          AGREEMENT FOR SALE OF SHARES


                          Simon Christopher James Allso
                                       and

                           Warminster Systems Limited

                                       and

                               Thomas Wing Kin Lam

IN WITNESS whereof the parties hereto have executed this agreement the day and year first before written

SIGNED by

Simon Christopher James Allso


In the presence of:-



SIGNED by the authorised

Representative of

Warminster Systems Limited

in the presence of:-

ANNEXURES:

Shareholders agreement

Loan agreement

Statement of assets and liabilities (page 4)

Gridloc bank statements (page 6)

No subsisting guarantees (page 6)

Disclosure letter

                             [Simon Allso's address]




RE:      SIMON ALLSO TO WARMINSTER SYSTEMS LIMITED

Agreement for sale of shares Gridloc Limited

This is the statement of assets and liabilities referred to on page 4 of the above agreement.

I certify that Gridloc Limited does not have at todays date liabilities in excess of L50,000 sterling.

I confirm that at todays date there are no subsisting guarantees by Gridloc Limited in my favour and I am not indebted to the company or vice versa.